UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2012

ZALICUS INC.

(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-51171	04-3514457
(Commission File No.)	(IRS Employer Identification No.)

245 First Street

Third Floor
Cambridge, MA 02142
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (617) 301-7000

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On February 9, 2012, Zalicus Pharmaceuticals Ltd., the Canadian Subsidiary of Zalicus Inc. (the "Company"), provided written notice of the termination of the Sublease Agreement, dated August 1, 2000, between Discovery Parks Incorporated and Zalicus Pharmaceuticals Ltd., as amended (the "Sublease Agreement"), relating to the Company's laboratory and office facility in Vancouver, British Columbia, Canada. Under the terms of the Sublease Agreement, the termination will be effective as of August 9, 2012.

Item 2.05. Costs Associated with Exit or Disposal Activities.

On February 8, 2012, the Company entered into a Research Collaboration Agreement (the "Research Collaboration") with Hydra Biosciences, Inc. ("Hydra"), under which Hydra would perform discovery and preclinical research on the Company's preclinical ion channel modulator product candidates. On February 8, 2012, the Company also committed to closing the Company's discovery research operations in Vancouver, British Columbia, Canada. The Company is entering into the Research Collaboration and closing its Vancouver discovery research operations to conserve capital while still advancing the Company's preclinical ion channel modulator program. The closing of the Vancouver operations will result in a workforce reduction of 16 employees, or approximately 28% of the Company's total workforce. Employees directly affected by the restructuring plan will be provided with severance payments and outplacement assistance. The Company expects to complete the restructuring during the second quarter of 2012.

As a result of the closing of its Vancouver operations, the Company plans to record a one-time restructuring charge of approximately $1.1 million in the first quarter of 2012, primarily representing cash payments for severance and other personnel-related expenses. Severance payments will be paid out during the first quarter of 2012 and will continue into the first quarter of 2013. Additional costs relating to the closing of the Vancouver facility may be recorded in the second quarter of 2012. The costs and restructuring charges that the Company expects to incur in connection with the restructuring are subject to a number of assumptions, and actual results may materially differ. The Company may also incur other material costs or charges not currently contemplated due to events that may occur as a result of, or associated with, the restructuring plan.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 7, 2012, Dr. Christopher Gallen resigned as Executive Vice President, Research and Development of the Company, effective March 1, 2012. Dr. Gallen is resigning to pursue other interests.

Item 8.01. Other Items.

On February 9, 2012, the Company issued a press release announcing the Research Collaboration and the closing of its Vancouver discovery research operations. The full text of the Company's press release regarding the announcement is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.            Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
99.1	Press release of Zalicus Inc. dated February 9, 2012

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zalicus Inc.
	By:	/s/ Justin Renz
Name: Justin Renz
Title: Senior Vice President, Chief Financial Officer and
Treasurer
Dated: February 9, 2012

Index to Exhibits
Exhibit No.	Description
99.1	Press release of Zalicus Inc. dated February 9, 2012